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                                                                    Exhibit 99.1

CONTACT: John Swenson

         Vice President, Investor Relations
         & Corporate Communications
         Asyst Technologies, Inc.
         (510) 661-5000

FOR IMMEDIATE RELEASE

         DAVID L. WHITE, CHIEF FINANCIAL OFFICER OF ASYST
                                  TECHNOLOGIES,
                      LEAVING FOR FORTUNE 200 CFO POSITION

       COMPANY PROVIDES PRELIMINARY SALES RESULTS FOR FISCAL FIRST QUARTER

FREMONT, Calif., July 26, 2004 - Asyst Technologies, Inc. (Nasdaq NM: ASYT) today announced that David L. White, senior vice president and chief financial officer, has accepted an offer to become the executive vice president and chief financial officer for a Fortune 200 corporation. Mr. White's decision to leave Asyst is unrelated to the company's expected fiscal first quarter operating results. White will remain with Asyst through the release of its complete fiscal first quarter financial results, scheduled for August 4, 2004.

      "David has been a key leader in our drive toward profitability," said Steve Schwartz, chairman and CEO of Asyst. "In his short time with us, he significantly upgraded our finance organization with experienced senior managers who will carry on the day-to-day finance operations during our search for a new CFO. He is leaving us to serve in a similar role in a much larger company. It was too good an opportunity for David to turn down, and we wish him every success in this new challenge."

      The company currently is in the process of closing its fiscal first quarter ended June 26, 2004. Based on its preliminary results, the company expects to report consolidated net sales of approximately $141 million, which compares with guidance of $145-$155 million and reflects an increase of approximately 8% over $130.1 million reported for the prior sequential quarter. The shortfall versus guidance is due primarily to the timing of customer AMHS projects at Asyst Shinko, Inc., the company's 51%-owned joint venture.

ABOUT ASYST:

      Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investments in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst's modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst's homepage is http://www.asyst.com

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the company's ability to recruit and hire, in a timely manner, and retain a new chief financial officer, any difference between its preliminary estimated sales and its reported sales, and other risks more fully detailed in the company's annual report on Form 10-K for the year ended March 27, 2004, filed with the Securities and Exchange Commission.